Exhibit 99.1

                              BeiGene, Ltd.

BeiGene Presents Updated Preliminary Phase 1b Data on BTK Inhibitor Zanubrutinib (BGB-3111) Combined with GAZYVA®  (Obinutuzumab) at the 59th American Society of Hematology Annual Meeting

Cambridge, Mass., and BEIJING, China, December 9, 2017 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today presented updated preliminary clinical data from an ongoing Phase 1b trial of its investigational Bruton’s Tyrosine Kinase (BTK) inhibitor zanubrutinib (BGB-3111) in combination with the anti-CD20 antibody GAZYVA®  (obinutuzumab) in patients with chronic lymphocytic leukemia / small lymphocytic lymphoma (CLL/SLL) and follicular lymphoma (FL) at the 59th American Society of Hematology (ASH) Annual Meeting in Atlanta, GA. The updated preliminary Phase 1b data demonstrated that the combination was generally well tolerated and was highly active in patients with FL and treatment-naïve (TN) or relapsed or refractory (R/R) CLL/SLL.

“These updated Phase 1b data continue to indicate that zanubrutinib in combination with obinutuzumab is well tolerated and highly active in patients with CLL/SLL and FL. Toxicity-related treatment discontinuation has been rare, and the rate and depth of respone in FL, as well as the rate of complete responses in CLL/SLL, is very encouraging,” commented Constantine Tam, MD, Disease Group Lead for Low Grade Lymphoma and Chronic Lymphocytic Leukemia at Peter MacCallum Cancer Centre, Director of Haematology at St. Vincent’s Hospital, Australia, and lead author of the presentation.

 “We are excited to see the frequency and depth of responses in patients with CLL/SLL and R/R FL from this Phase 1b trial. We believe that these updated preliminary data continue to support our ongoing global pivotal Phase 2 trial of this

                              BeiGene, Ltd.

combination in R/R FL,” commented Jane Huang, MD, Chief Medical Officer, Hematology at BeiGene.

Summary of Results from the Ongoing Phase 1b Trial

The open-label, multi-center, Phase 1b trial of zanubrutinib in combination with obinutuzumab in patients with B-cell malignancies is being conducted in Australia,  the United States,  and South Korea, and consists of a dose-escalation phase and a dose-expansion phase in disease-specific cohorts, which is designed to include TN or R/R CLL/SLL and R/R FL patients. The dose-escalation component is testing zanubrutinib at 320 mg once a day (QD) or 160 mg twice daily (BID) in 28-day cycles, in combination with obinutuzumab; obinutuzumab was administered in line with standard CLL dosing (three loading doses of 1000 mg weekly followed by 1000 mg on day one of cycles 2–6). The ongoing dose-expansion component is testing doses of zanubrutinib at 160 mg BID with the same obinutuzumab schedule. As of September 15, 2017, the date of the most recent data cutoff, 45 patients with CLL/SLL and 26 patients with FL were enrolled in the trial.

At the time of data cutoff, the most common adverse events (AEs) were grade 1-2.  The most common AEs in patients with CLL/SLL (occurring in ≥  20% of patients) of any attribution were petechiae/purpura/contusion (42%), neutropenia (40%), upper respiratory tract infection (URTI) (36%), fatigue (24%), thrombocytopenia (24%), diarrhea (20%), and pyrexia (20%). The most common AEs in patients with FL (occurring in ≥ 20% of patients) of any attribution were URTI (38%), petechia/purpura/contusion (35%), rash (27%), and thrombocytopenia (23%). Grade 3 or 4 AEs of any attribution reported in ≥ 5%  of the CLL/SLL patients included neutropenia (24%) and thrombocytopenia (7%). Grade 3 or 4 AEs of any attribution reported in ≥ 5%  of the FL patients included neutropenia (12%). There were no cases of serious hemorrhage (≥ grade 3 hemorrhage or central nervious system hemorrhage of any grade), atrial fibrillation, or grade 3 or above diarrhea. Only one

                              BeiGene, Ltd.

patient with CLL/SLL discontinued treatment due to an AE, a case of squamous cell carcinoma (SCC) in a patient who had a prior history of SCC. This was also the only patient in the study who had a fatal AE.

At the time of data cutoff, 45 patients with CLL/SLL (20 TN and 25 R/R) and 21 patients with R/R FL were evaluable for efficacy. In TN CLL/SLL patients, after a median follow-up of 11.4 months (6.0–17.3 months), the overall response rate (ORR) was 95% with complete responses (CRs) in 35% and partial responses (PRs) in 60% of patients. In R/R CLL/SLL patients, at a median follow-up time of 12.7 months (7.9–19.5 months), the ORR was 92% with CRs in 20% and PRs in 72% of patients. In R/R FL patients, at a median follow-up time of 12.1 months (0.8–19.7 months), the ORR was 76% with CRs in 38% and PRs in 38% of patients. ORR in high-risk CLL/SLL patients with del17p/p53 mutation (n=6), del11q mutation (n=6), and unmutated IGHV (n=19) were 83%, 100%, and 95%, respectively. The majority of patients remained on treatment at the time of data cutoff.

About Zanubrutinib

Zanubrutinib (BGB-3111) is an investigational small molecule inhibitor of BTK that has demonstrated higher selectivity against BTK than ibrutinib (a BTK inhibitor currently approved by the U.S. Food and Drug Administration and the European Medicines Agency) based on biochemical assays, higher exposure than ibrutinib based on their respective Phase 1 experience in separate studies, and sustained 24-hour BTK occupancy in both the peripheral blood and lymph node compartments.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 700 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal

                              BeiGene, Ltd.

antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.i

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of BGB-3111 and BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to BGB-3111. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene's ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

                              BeiGene, Ltd.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com

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i ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.